Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Select Tax-Free Income Portfolio

Nuveen Select Tax-Free Income Portfolio 2

Nuveen Select Tax-Free Income Portfolio 3:

We consent to the use of our reports dated May 27, 2021, with respect to the financial statements of Nuveen Select Tax-Free Income Portfolio, Nuveen Select Tax-Free Income Portfolio 2, and Nuveen Select Tax-Free Income Portfolio 3, as of March 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

June 22, 2021